UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2009 (July 15, 2009)

ORE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23317	06-1411336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Professional Drive, Suite 101, Gaithersburg, Maryland	20879
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (240) 361-4400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

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Item 3.01.          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 15, 2009, the Company was notified that Nasdaq approved the Company’s application to list its Common Stock on The Nasdaq Capital Market.  The Company’s securities will be transferred from The Nasdaq Global Market to the Nasdaq Capital Market at the opening of business on August 3, 2009.

Item 5.02.          Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2009, the Board of Directors of Ore Pharmaceuticals Inc. (the "Company") appointed Benjamin L. Palleiko as Senior Vice President and Chief Financial Officer of the Company.

Prior to joining the Company, Mr. Palleiko served as Principal of Intrepid Merchant Partners, LLC, a healthcare advisory and investments firm he founded in March 2006.  From June 2006 to January 2009, Mr. Palleiko was Senior Vice President, Corporate Development and Chief Financial Officer of Penwest Pharmaceuticals Co., a publicly held specialty pharmaceuticals company.  From March 2003 to March 2006, Mr. Palleiko served as Director, Head of Life Sciences Investment Banking at Suntrust Robinson Humphrey, an investment bank.  From 2000 to 2002, he was Vice President, Investment Banking at Robertson Stephens, Inc.  Mr. Palleiko is 43 years old and holds a MBA in Finance and a MA in International Relations from the University of Chicago, and a BA in Quantitative Economics from Tufts University.  He is a veteran of the US Navy, with 14 years of active and reserve service as a Naval Aviator.

In connection with his appointment, the Company entered into a letter agreement with Mr. Palleiko, dated  and effective as of July 15, 2009 (the "Agreement").  The Agreement provides for an initial annual base salary of $215,000 per year, subject to potential upward adjustment to a minimum of $295,000 upon the Company's achievement of a certain specified target and participation in all standard Company executive compensation and benefit programs as in effect from time to time and as determined by the Compensation Committee of the Board of Directors.  Mr. Palleiko is also eligible to receive annual incentive cash compensation, with a target of 40% of his annual base compensation for the year, with the actual amount to be determined by the Compensation Committee of the Board of Directors in accordance with an incentive plan and based on actual performance against targets to be set in advance.

The Agreement also provides that Mr. Palleiko is to be granted in connection with his employment and pursuant to the Company’s 1997 Equity Incentive Plan an option to purchase 115,000 shares of the Common Stock of the Company, exercisable at the fair market value on the date of grant.  Of these option shares, 28,750 option shares will vest on July 15, 2010, and the balance of the option will vest in equal monthly increments over the two years commencing July 31, 2010.  The Agreement also provides for the granting of an additional option in connection with his employment, for 125,000 shares, exercisable at the fair market value on the date of grant and subject to vesting in full upon consummation of a certain specified financing target.  The options will be subject to the other terms and conditions of the Company's 1997 Equity Incentive Plan and the option agreements thereunder.

Pursuant to the Agreement, Mr. Palleiko has agreed to enter into the Company's standard confidentiality and intellectual property agreement and into a non-compete and non-solicitation agreement, which would survive the termination of the Agreement for an appropriate period.  The Agreement provides that Mr. Palleiko is an "at-will" employee and that his employment can be terminated at any time with or without cause.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms of the Agreement, a copy of which is attached hereto as Exhibit 10.114 and incorporated herein by reference. A copy of the press release announcing the management change is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On July 15, 2009, Mark J. Gabrielson and Chris T. Dunne, in connection with the appointment of Mr. Palleiko as described above, ceased to serve as Principal Financial Officer and Principal Accounting Officer, respectively, of the Company.  Mr. Gabrielson will continue to serve as the Company’s Chief Executive Officer and President.  Mr. Dunne will continue to serve as the Company’s Senior Director of Finance and Assistant Treasurer.

Item 9.01.           Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.114	Letter Agreement, dated July 15, 2009 from Ore Pharmaceuticals Inc. to Benjamin L. Palleiko
99.1	Press release of Ore Pharmaceuticals Inc. dated July 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORE PHARMACEUTICALS INC.

Date:	July 21, 2009	By:	/s/ Mark J. Gabrielson
Mark J. Gabrielson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.114	Letter Agreement, dated July 15, 2009 from Ore Pharmaceuticals Inc. to Benjamin L. Palleiko
99.1	Press release of Ore Pharmaceuticals Inc. dated July 17, 2009